EXHIBIT 23.10
                          Consent of Deloitte & Touche

INDEPENDENT AUDITORS' CONSENT

     We consent to the use in this Post-Effective Amendment No. 14 to From N-4 under the Securities Act of 1933 to the Registration Statement no. 33-11011 of the WM Life Deferred Variable Annuity Account (the Registrant) of (1) our report dated March 28, 1997, on the audit of the statement of net assets of the WM Life Deferred Variable Annuity Accont as of December 31, 1996, and the related statements of operations and of changes in net assets for the years ended December 31, 19965 and 1995; and (2) our report dated March 28, 1997, on the audit of the statutory basis balance sheets of WM Life Insurance Company and subsidiary (a wholly owned subsidiary of Washington Mutual, Inc.) as of December 31, 1996 and 1995, and the related statutory basis statements of operations, change in capital and surplus, and cash flows for each of the three years in the period ended December 31, 1996, and to the reference to us as experts under the heading Independent Auditors in the Registration Statement.

/s/Deloitte & Touche LLP
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Deloitte & Touche LLP

Seattle, Washington
April 29, 1997